CYMER, INC.
CALCULATION OF
EARNINGS PER SHARE
(in thousands, except per share data)

                                         Three Months Ended
                                            March 31, 1996

Pro Forma Loss Per Share
  Pro forma weighted average shares
    of common stock outstanding
    during the period                          8,612

  Pro forma assumed exercise
    of outstanding stock options and
    warrants (1)                                 -

  Pro forma weighted average common
   and common equivalent shares                8,612

  Net loss                                     ($260)

  Pro forma loss per share                    ($0.03)

                                          Three Months Ended
                                            March 31, 1997
Earnings Per Share

  Weighted average shares of common
   stock outstanding during the
   period                                      13,837

  Assumed exercise of outstanding
   stock options and warrants (1)               1,376

  Weighted average common and
     common equivalent shares                  15,213

  Net Income                                   $4,408

  Earnings per share                            $0.29


(1) Computed using the
treasury stock method.  See
Note 2 of Notes to
Consolidated Financial
Statements.

Note:  Based on the Company's
capital structure, there is
no difference between primary
and fully diluted earnings
per share.




